101 JFK Parkway ☐ Short Hills, NJ 07078
news release
Contact:  Domenick Cama ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp,
Inc. Announces First Quarter Financial Results

SHORT HILLS, N.J., Oct. 22 /PRNewswire-FirstCall/ -- Investors Bancorp, Inc. (Nasdaq: ISBC) ("Company"), the holding company for Investors Savings Bank ("Bank"), reported net income of $10.5 million for the three months ended September 30, 2009 compared to net income of $5.5 million for the three months ended September 30, 2008.  Basic and diluted earnings were $0.10 per share for the three months ended September 30, 2009, compared to basic and diluted earnings of $0.05 per share for the three months ended September 30, 2008.

Commenting on the Company's first quarter performance, Kevin Cummings, President and Chief Executive Officer, said, "We are satisfied with our financial results this quarter which reflect a sizable increase in net interest margin.  Our growth, along with the continued focus on re-mixing the balance sheet, allowed us to take advantage of the current interest rate environment and reduce our cost of funds. However, while the interest rate environment was favorable, the impact of the current credit environment resulted in a $12.4 million provision for loan losses this quarter which, well exceeds the $5.5 million in loan charge-offs for the quarter. Despite the higher provision, earnings per share increased 100% compared to prior year results."

The following represents other performance highlights and significant events for the quarter ended September 30, 2009:

•	Net interest margin increased 22 basis points to 2.62% compared to prior year quarter and increased 29 basis points compared to linked quarter.

•	Core deposits increased by $165.8 million, or 7.5%, to $2.37 billion at September 30, 2009 from $2.20 billion at June 30, 2009.

•	Net loans increased by $180.6 million, or 2.9%, to $6.32 billion at September 30, 2009 from $6.14 billion at June 30, 2009.

•	Non performing loans as a percentage of total loans decreased to 1.82% from 1.97% in the June 2009 quarter.

•
The allowance for loan losses increased to $53.6 million or 0.84% of total loans at September 30, 2009 from $46.6 million or 0.76% of total loans at June 30, 2009. The increase is attributed to the increase in commercial real estate lending, increased credit risk associated with commercial real estate lending, continued deterioration in the economic conditions in our local markets and loan delinquencies.

•	The Company maintains a strong tangible capital ratio of 9.85% and is considered well capitalized under regulatory guidelines.

Mr. Cummings commented on the Company's non-performing loans, "We are closely managing non-performing loans and have decreased the amount of non-accrual loans this quarter. This was achieved by selling our largest non-performing loan for a $1.8 million gain, charging-off some specifically reserved loans and selling our interest in a construction loan."

He also commented on the recently completed six branch acquisition from Banco Popular completed in October. "We are pleased to welcome former Banco employees to the Company and look forward to serving our new customers by providing them with a wide range of products and exceptional customer service."

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $11.2 million, or 12.8%, to $98.6 million for the three months ended September 30, 2009 from $87.4 million for the three months ended September 30, 2008. This increase is primarily due to a $1.38 billion, or 21.4%, increase in the average balance of interest-earning assets to $7.85 billion for the three months ended September 30, 2009 from $6.46 billion for the three months ended September 30, 2008, as we continued to grow the loan portfolio with high quality loans, particularly multifamily loans and completed the American Bank acquisition. This was partially offset by a 38 basis point decrease in the weighted average yield on interest-earning assets to 5.03% for the three months ended September 30, 2009 compared to 5.41% for the three months ended September 30, 2008.

Interest income on loans increased by $14.6 million, or 20.8%, to $85.1 million for the three months ended September 30, 2009 from $70.5 million for the three months ended September 30, 2008, resulting from a $1.31 billion, or 26.5%, increase in the average balance of net loans to $6.25 billion for the three months ended September 30, 2009 from $4.94 billion for the three months ended September 30, 2008. This was partially offset by a 26 basis point decrease in the average yield on loans to 5.45% for the three months ended September 30, 2009 from 5.71% for the three months ended September 30, 2008 reflecting higher refinancing activity on residential mortgage loans, as consumers took advantage of historically low mortgage rates, and the impact of non accrual loans.

Interest income on all other interest-earning assets, excluding loans, decreased by $3.5 million, or 20.4%, to $13.5 million for the three months ended September 30, 2009 from $17.0 million for the three months ended September 30, 2008. This decrease reflected a 107 basis point decrease in the average yield on securities and other interest-earning assets to 3.39% for the three months ended September 30, 2009 from 4.46% for the three months ended September 30, 2008 as some of our adjustable rate securities re-priced downward consistent with the decline in market rates and higher average balances of our cash account.

Interest Expense

Total interest expense decreased by $1.5 million, or 3.1%, to $47.2 million for the three months ended September 30, 2009 from $48.7 million for the three months ended September 30, 2008.  This decrease was primarily due to a 77 basis point decrease in the weighted average cost of total interest-bearing liabilities to 2.64% for the three months ended September 30, 2009 compared to 3.41% for the three months ended September 30, 2008. This was partially offset by a $1.43 billion, or 24.9% increase in the average balance of total interest-bearing liabilities to $7.14 billion for the three months ended September 30, 2009 from $5.71 billion for the three months ended September 30, 2008.

Interest expense on interest-bearing deposits decreased $1.2 million, or 4.0% to $29.8 million for the three months ended September 30, 2009 from $31.0 million for the three months ended September 30, 2008.  This decrease was due to a 98 basis point decrease in the average cost of interest-bearing deposits to 2.19% for the three months ended September 30, 2009 compared to 3.17% for the three months ended September 30, 2008, as lower short term market interest rates allowed us to reduce rates paid on deposit accounts. This was partially offset by a $1.53 billion increase in the average balance of interest-bearing deposits. Efforts to increase deposits continue to be successful as customers preferred the safety of bank deposits versus other investment vehicles.

Interest expense on borrowed funds decreased by $0.3 million, or 1.7%, to $17.4 million for the three months ended September 30, 2009 from $17.7 million for the three months ended September 30, 2008. This decrease was caused by a  $107.8 million, or 6.0%, decrease in the average balance of borrowed funds to $1.70 billion for the three months ended September 30, 2009.  This was partially offset by an 18 basis point increase in the average cost of borrowed funds to 4.10% for the three months ended September 30, 2009 from 3.92% for the three months ended September 30, 2008, as our borrowings that matured had slightly lower interest rates than the remaining portfolio.

Net Interest Income

Net interest income increased by $12.7 million, or 32.8%, to $51.5 million for the three months ended September 30, 2009 from $38.7 million for the three months ended September 30, 2008.  Our net interest margin increased by 22 basis points from 2.40% for the three months ended September 30, 2008 to 2.62% for the three months ended September 30, 2009.

The increase in net interest income for the three months ended September 30, 2009, can partially be attributed to lower short term interest rates and more stable longer term rates. The effect of this steeper yield curve allowed us to lower deposit rates while keeping mortgage rates relatively stable. The increase was partially offset by our higher than normal average cash balances and the average balance of interest-bearing liabilities increasing for the three months ended September 30, 2009.

Provision for Loan Losses

The provision for loan losses was $12.4 million for the three months ended September 30, 2009 compared to $5.0 million for the three months ended September 30, 2008. Net charge-offs for the three months ended September 30, 2009 were $5.4 million compared to three thousand dollars for the three months ended September 30, 2008. The charge-offs recorded this quarter were all specifically reserved for in prior periods and were primarily related to two construction loans.

The allowance for loan losses increased by $6.9 million to $53.6 million at September 30, 2009 from $46.6 million at June 30, 2009. The increase in the allowance is primarily attributable to the higher current period loan loss provision which reflects the growth in the commercial real estate loan portfolio; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; an internal downgrade of the risk ratings on certain commercial real estate loans; and the adverse economic environment.

Total non-performing loans, defined as non-accruing loans, decreased by $6.2 million to $115.5 million at September 30, 2009 compared to June 30, 2009. The non-performing loans are comprised of 22 construction loans totaling $70.5 million, 135 residential loans totaling $40.1 million, 9 commercial loans totaling $3.4 million, 4 multifamily loans totaling $0.6 million, and 29 consumer loans totaling $0.9 million. The decrease in non-performing loans was primarily attributed to the sale of a previously disclosed $19.4 million multi-family loan for a $1.8 million gain, the short sale of $4.1 million construction loan, and the impact of charge-offs. Although we have had resolution on a number of non-performing loans, the current economic environment continues to cause financial difficulties for several large construction loans. At September 30, 2009, the Company moved a $9.9 million construction loan that was current to non-performing status. Additionally, residential loan delinquency has risen as unemployment in our lending area has steadily increased over the past year.

The ratio of non-performing loans to total loans was 1.82% at September 30, 2009 compared to 1.97% at June 30, 2009. The allowance for loan losses as a percentage of non-performing loans was 46.35% at September 30, 2009 compared with 38.30% at June 30, 2009. At September 30, 2009 our allowance for loan losses as a percentage of total loans was 0.84% compared with 0.76% at June 30, 2009.  Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Non-Interest  Income

Total non-interest income increased by $7.6 million to $5.4 million for the three months ended September 30, 2009 from a loss of $2.2 million for the three months ended September 30, 2008.  The loss during the three months ended September 30, 2008 was primarily the result of a $3.9 million pre-tax OTTI charge recognized on a pooled bank trust preferred CDO. During the three months ended September 30, 2009, we recognized a $1.8 million gain from the sale of our largest non-performing loan.

Non-Interest Expenses

Total non-interest expenses increased by $4.3 million, or 19.0%, to $26.6 million for the three months ended September 30, 2009 from $22.4 million for the three months ended September 30, 2008. This increase was due primarily to a $1.7 million increase in FDIC insurance premium expense, $0.9 million increase in compensation expense and $0.9 million increase occupancy costs related to the additional branches acquired in the American Bank acquisition in June 2009.

Income Taxes

Income tax expense was $7.4 million for the three months ended September 30, 2009, as compared to $3.7 million for the three months ended September 30, 2008. Our effective tax expense rates were 41.26% and 39.97% for the three months ended September 30, 2009 and 2008, respectively.

Balance Sheet Summary

Total assets increased by $79.3 million, or 1.0%, to $8.21 billion at September 30, 2009 from $8.14 billion at June 30, 2009.  This increase was largely the result of growth in our loan portfolio offset by run-off in the securities portfolio.

Net loans, including loans held for sale, increased by $138.1 million, or 2.2%, to $6.34 billion at September 30, 2009 from $6.20 billion at June 30, 2009.  This increase in loans reflects our continued focus on loan originations and purchases. The loans we originate and purchase are on properties in New Jersey and states in close proximity to New Jersey. We do not originate or purchase any sub-prime loans or option ARMs.

Securities, in the aggregate, decreased by $52.4 million, or 4.4%, to $1.15 billion at September 30, 2009, from $1.20 billion at June 30, 2009. This decrease was the result of cash flows from our securities portfolio being used to help fund our loan growth. This decrease was partially offset by the purchase of agency issued mortgage backed securities as a way to utilize excess liquidity during the quarter ended September 30, 2009.

The amount of stock we own in the Federal Home Loan Bank (FHLB) decreased by $3.2 million from $72.1 million at June 30, 2009 to $68.9 million at September 30, 2009 as a result of the decrease in our level of borrowings at September 30, 2009.

Deposits increased by $123.6 million, or 2.2%, to $5.63 billion at September 30, 2009 from $5.51 billion at June 30, 2009. Checking accounts, savings deposits, and money market account deposits increased by $58.4 million, $56.2 million, and $51.2 million, respectively while certificates of deposits decreased $42.2 million. Deposits increased as we were successful in integrating the branches from our acquisitions as well as adding business from existing customer relationships.  In addition, deposits have been positively impacted by a shift in consumers preference to bank deposit products.

Borrowed funds decreased $70.0 million, or 4.0%, to $1.66 billion at September 30, 2009 from $1.73 billion at June 30, 2009. We elected to pay off maturing loans due to our excess liquidity position at September 30, 2009.

Stockholders' equity increased $14.1 million to $833.4 million at September 30, 2009 from $819.3 million at June 30, 2009. The increase is primarily attributed to the $10.5 million net income for the quarter and accumulated other comprehensive income increasing $2.8 million.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and sixty five branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren Counties, New Jersey.

Earnings Conference Call October 23, 2009 at 2:00 p.m. (ET)

The Company, as previously announced, indicated that it will host an earnings conference call Friday, October 23, 2009 at 2:00 p.m. (ET). The toll-free dial-in number is (800) 860-2442. A telephone replay will be available on October 23, 2009 from 5:00 p.m. (ET) through January 25, 2010, 5:00 p.m. (ET). The replay number is (877) 344-7529 password 434265. The conference call will also be simultaneously webcast on the Company's website www.isbnj.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms.  Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
September 30, 2009 (Unaudited) and June 30, 2009

	September 30,	June 30,
Assets	2009	2009
	(In thousands)
Cash and cash equivalents	$308,120	317,757
Securities available-for-sale, at estimated fair value	376,194	355,016
Securities held-to-maturity, net (estimated fair value of
$791,614 and $861,302 at September 30, 2009
and June 30, 2009, respectively)	772,492	846,043
Loans receivable, net	6,323,727	6,143,169
Loans held-for-sale	19,189	61,691
Stock in the Federal Home Loan Bank	68,902	72,053
Accrued interest receivable	37,455	37,291
Office properties and equipment, net	45,773	44,142
Net deferred tax asset	119,624	118,455
Bank owned life insurance contract	113,834	113,191
Intangible assets	26,516	26,365
Other assets	3,862	1,259
Total assets	$8,215,688	8,136,432
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$5,629,314	5,505,747
Borrowed funds	1,660,549	1,730,555
Advance payments by borrowers for taxes and insurance	30,036	26,839
Other liabilities	62,370	54,008
Total liabilities	7,382,269	7,317,149
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
118,020,280 issued; 114,493,520 and 114,692,020 outstanding
at September 30, 2009 and June 30, 2009, respectively	532	532
Additional paid-in capital	526,778	524,463
Retained earnings	410,122	399,672
Treasury stock, at cost; 3,526,760 and 3,328,260 shares at
September 30, 2009 and June 30, 2009, respectively	(44,274)	(42,447)
Unallocated common stock held by the employee stock
ownership plan	(35,805)	(36,160)
Accumulated other comprehensive loss	(23,934)	(26,777)
Total stockholders' equity	833,419	819,283
Total liabilities and stockholders' equity	$8,215,688	8,136,432

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	For the Three Months
	Ended September 30,
	2009	2008
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$85,117	70,480
Securities:
Government-sponsored enterprise obligations	247	500
Mortgage-backed securities	11,046	13,439
Equity securities available-for-sale	-	55
Municipal bonds and other debt	988	2,137
Interest-bearing deposits	208	32
Federal Home Loan Bank stock	1,025	805
Total interest and dividend income	98,631	87,448
Interest expense:
Deposits	29,774	31,009
Secured borrowings	17,402	17,699
Total interest expense	47,176	48,708
Net interest income	51,455	38,740
Provision for loan losses	12,375	5,000
Net interest income after provision
for loan losses	39,080	33,740
Non-interest (loss) income:
Fees and service charges	1,438	843
Income on bank owned life insurance contract	592	1,013
Gain on sales of loans, net	2,987	184
Loss on securities transactions, net	(20)	(4,366)
Other income	362	94
Total non-interest (loss) income	5,359	(2,232)
Non-interest expenses:
Compensation and fringe benefits	15,586	14,682
Advertising and promotional expense	930	805
Office occupancy and equipment expense	3,640	2,745
Federal insurance premiums	2,340	681
Stationery, printing, supplies and telephone	647	539
Legal, audit, accounting, and supervisory examination fees	651	549
Data processing service fees	1,347	1,157
Amortization of deposit premiums	183	—
Other operating expenses	1,287	1,203
Total non-interest expenses	26,611	22,361
Income before income tax expense	17,828	9,147
Income tax expense	7,355	3,656
Net income	$10,473	5,491
Earnings per share - basic and diluted	$0.10	0.05
Weighted average shares outstanding
Basic	109,803,171	103,794,369
Diluted	109,898,606	104,092,853

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	September 30, 2009			September 30, 2008
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$350,091	$208	0.24%	$18,321	$32	0.70%
Securities available-for-sale	362,672	2,949	3.25%	202,533	2,314	4.57%
Securities held-to-maturity	811,273	9,332	4.60%	1,230,798	13,817	4.49%
Net loans	6,250,896	85,117	5.45%	4,940,058	70,480	5.71%
Stock in FHLB	70,546	1,025	5.81%	70,374	805	4.58%
Total interest-earning assets	7,845,478	98,631	5.03%	6,462,084	87,448	5.41%
Non-interest earning assets	321,748			187,218
Total assets	$8,167,226			$6,649,302

Interest-bearing Liabilities:
Savings	$806,530	3,816	1.89%	$401,532	1,872	1.86%
Interest-bearing checking	803,226	2,281	1.14%	362,575	1,373	1.51%
Money market accounts	521,288	2,043	1.57%	231,650	1,219	2.10%
Certificates of deposit	3,310,766	21,634	2.61%	2,912,856	26,545	3.65%
Borrowed funds	1,697,073	17,402	4.10%	1,804,823	17,699	3.92%
Total interest-bearing liabilities	7,138,883	47,176	2.64%	5,713,436	48,708	3.41%
Non-interest bearing liabilities	209,766			110,969
Total liabilities	7,348,649			5,824,405

Stockholders' equity	818,577			824,897
Total liabilities and stockholders' equity	$8,167,226			$6,649,302

Net interest income		$51,455			$38,740

Net interest rate spread			2.39%			2.00%

Net interest earning assets	$706,595			$748,648

Net interest margin			2.62%			2.40%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.10	X		1.13	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	September 30,
	2009	2008

Return on average assets	0.51%	0.33%
Return on average equity	5.12%	2.66%
Interest rate spread	2.39%	2.00%
Net interest margin	2.62%	2.40%
Efficiency ratio	46.84%	61.25%
Efficiency ratio (excluding OTTI)	46.84%	54.71%
Non-interest expense to average total assets	1.30%	1.35%
Average interest-earning assets to average
interest-bearing liabilities	1.10	1.13

INVESTORS BANCORP, INC. AND SUBSIDIARY
SelectedFinancial Ratios and Other Data

	At or For the Period Ended
	September 30,	June 30,
	2009	2009

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.41%	1.50%
Non-performing loans as a percent of total loans	1.82%	1.97%
Allowance for loan losses as a percent of non-performing loans	46.35%	38.30%
Allowance for loan losses as a percent of total loans	0.84%	0.76%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	16.77%	16.88%
Tier 1 risk-based capital (to risk weighted assets) (1)	15.64%	15.86%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	9.16%	9.52%
Equity to total assets (period end)	10.14%	10.07%
Tangible capital (to tangible assets)	9.85%	9.78%
Book value per common share	$7.51	$7.38

Other Data:
Number of full service offices	59	58
Full time equivalent employees	656	647

(1)	Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.